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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNING FIRM

We consent to the incorporation by reference in this Registration Statement of AmSurg Corp. on Form S-8 of our report dated March 2, 2004, except for Note 13, as to which the date is March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002), appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2003, and of our report dated March 2, 2004 relating to the financial statement schedule appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2003.


/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
August 10, 2004